EXHIBIT A
Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Amendment No. 12 to Schedule 13G to which this EXHIBIT A is attached is filed on behalf of each of the undersigned.
Dated: February 10, 2010

/s/ Barbara K. Sokol
Barbara K. Sokol,
individually, as trustee of the Family Trust of the Si Sokol Trust and as a general partner of
Falcon Equity Partners, L.P.

/s/ John S. Sokol
John S. Sokol,
individually, as custodian for his minor children and as the managing general partner and a general partner of Falcon Equity Partners, L.P.

/s/ James K. Sokol
James K. Sokol,
individually

/s/ Carla A. Sokol
Carla A. Sokol,
individually

Falcon Equity Partners, L.P.
By:	/s/ John S. Sokol
John S. Sokol, managing general partner